Exhibit 4.16

Distoken Acquisition Corporation
Unit 1006, Block C, Jinshangjun Park
No. 2 Xiaoba Road, Panlong District
Kunming, Yunnan, China

July 9, 2025

Youlife International Holdings Inc. Unit C431, Changjiang Software Park 180 South Changjiang Road Baoshan District, Shanghai 201900, China Attn: Gou Xiaolin	Youlife Group Inc. Unit C431, Changjiang Software Park 180 South Changjiang Road Baoshan District, Shanghai 201900, China Attn: Gou Xiaolin

Youlife I Limited Unit C431, Changjiang Software Park 180 South Changjiang Road Baoshan District, Shanghai 201900, China Attn: Gou Xiaolin	Youlife II Limited Unit C431, Changjiang Software Park 180 South Changjiang Road Baoshan District, Shanghai 201900, China Attn: Gou Xiaolin

Xiaosen Sponsor LLC Unit 1006, Block C, Jinshangjun Park No. 2 Xiaoba Road, Panlong District Kunming, Yunnan, China Attn: Jian Zhang

Re:	Closing Agreement re Business Combination Agreement

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of May 17, 2024 (as amended on November 13, 2024 and January 17, 2025, and as it may be further amended from time to time, the “BCA”), by and among (i) Distoken Acquisition Corporation, a Cayman Islands exempted company (“Purchaser”); (ii) Xiaosen Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”); (iii) Youlife Group Inc., a Cayman Islands exempted company (“Pubco”); (iv) Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (v) Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Second Merger Sub”); and (vi) Youlife International Holdings Inc., a Cayman Islands exempted company (the “Company”). Capitalized terms used and not otherwise defined in this letter agreement (this “Closing Agreement”) have the meanings ascribed to such terms in the BCA.

In consideration of the mutual promises and agreements contained in this Closing Agreement and the BCA, and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the undersigned, hereby agree as follows:

1. Waiver of $5,000,001 Net Tangible Assets Closing Condition. Notwithstanding the condition to the Closing set forth in Section 9.1(d) of the BCA requiring Purchaser to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon the Closing, after giving effect to the Redemption and any PIPE Investment that has been funded prior to or at the Closing, the Parties all hereby waive such condition to the Closing.

2. Waiver of Minimum Cash Condition. Notwithstanding the condition to the Closing set forth in Section 9.2(d) of the BCA requiring, upon the Closing, the Purchaser to have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds from any PIPE Investment (but excluding proceeds from any PIPE Investment sourced and closed by the Company), at least equal to the aggregate Expenses of Purchaser, the Parties all hereby waive such condition to the Closing.

3. Waiver of Lock-Up Closing Condition. Notwithstanding the condition to the Closing set forth in Section 9.3(i) of the BCA requiring the Company to deliver an Amended Seller Lock-Up Agreement from (i) each Person (other than Mr. Wang Yunlei) who is an executive officer or director of the Company and (ii) each Seller, the Purchaser hereby acknowledges the receipt of certain lock-up agreements delivered simultaneously with this Closing Agreement, and waives the closing condition in Section 9.3(i) based on the lock-up agreements received.

4. Waiver of Nasdaq Listing Requirement only with respect to Pubco Warrants. Notwithstanding the condition to the Closing set forth in Section 9.1(h) of the BCA requiring Pubco Warrants contemplated to be listed pursuant to the BCA shall have been approved for listing on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, the Parties all hereby waive such condition to the Closing. For the avoidance of doubt, the condition set forth in Section 9.1(h) with respect to Pubco ADSs be approved for listing on Nasdaq and be eligible for listing on Nasdaq immediately following the Closing is not waived.

5. Waiver of Post-Closing Pubco Board Condition. Notwithstanding the condition to the Closing set forth in Section 9.1(g) of the BCA requiring the members of the Post-Closing Pubco Board to be elected or appointed as of the Closing with effect from the Closing consistent with the requirements of Section 7.14 of the BCA, the Parties all hereby waive such condition to the Closing.

6. Waiver of Good Standing. Notwithstanding the condition to the Closing set forth in Section 9.3(e)(iii) of the BCA requiring good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, the Parties all hereby waive the “no earlier than thirty (30) days prior to the Closing Date” requirement in this condition to the Closing.

7. Miscellaneous. Except as expressly provided in this Closing Agreement, all of the terms and provisions in the BCA and the other Ancillary Documents are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Closing Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the BCA or any other Ancillary Document, or any other right, remedy, power or privilege of any Party to the BCA or any other Ancillary Document, except as expressly set forth herein. Any reference to the BCA in the BCA or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the BCA, as amended by this Closing Agreement (or as the BCA may be further amended or modified after the date hereof in accordance with the terms thereof). This Closing Agreement and the BCA, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the Parties with respect to the subject matter of hereof and thereof, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. This Closing Agreement shall be interpreted, construed, governed and enforced in a manner consistent with the BCA, and the provisions of Article XII of the BCA shall apply to this Closing Agreement, mutatis mutandis, as if set out in full herein.

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To indicate your acceptance to the provisions of this Closing Agreement, please sign in the space provided below.

Very truly yours,

DISTOKEN ACQUISITION CORPORATION

By:	/s/ Jian Zhang
	Name:	Jian Zhang
	Title:	Chief Executive Officer

Acknowledged and agreed, effective as of the date first set forth above:

YOULIFE GROUP INC.

By:	/s/ Yunlei Wang
	Name:	Yunlei Wang
	Title:	Director

YOULIFE INTERNATIONAL HOLDINGS INC.

By:	/s/ Yunlei Wang
	Name:	Yunlei Wang
	Title:	Director

YOULIFE I LIMITED

By:	/s/ Yunlei Wang
	Name:	Yunlei Wang
	Title:	Director

YOULIFE II LIMITED

By:	/s/ Yunlei Wang
	Name:	Yunlei Wang
	Title:	Director

XIAOSEN SPONSOR LLC

By:	/s/ Jian Zhang
	Name:	Jian Zhang
	Title:	Manager

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